EXHIBIT 99.1

Contact:	Jim McCarty
Vice President and Chief Financial Officer
540-955-2510
jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES RECORD ANNUAL NET INCOME AND QUARTERLY DIVIDEND

BERRYVILLE, Va., January 18 — EAGLE FINANCIAL SERVICES, INC. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, whose divisions include Bank of Clarke County Trust Department and Eagle Investment Services, announces financial results for 2005 and a quarterly dividend. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

The Company’s net income for the year ended December 31, 2005 was $5.6 million. This represents a $1.0 million or 22% increase over net income of $4.6 million during 2004. Diluted earnings per share were $3.69 and $3.06 for 2005 and 2004, respectively, which represents an increase of $0.63 or 21%.

Total assets of the Company at December 31, 2005 were $470.8 million, which represents an increase of $57.0 million or 14% from total assets of $413.8 million at December 31, 2004. Total loans grew $44.7 million or 14% from $311.1 million at December 31, 2004 to $355.8 million at December 31, 2005. Total deposits grew $34.8 million or 10% from $338.3 million at December 31, 2004 to $373.1 million at December 31, 2005.

A dividend of $0.28 per share will be paid on February 15, 2006 to shareholders of record as of February 1, 2006. This represents an increase of $0.06 or 27% over the February 15, 2005 dividend of $0.22 per share. The Company’s total dividend was $1.00 per share for 2005 as compared to $0.84 per share for 2004.

This press release may contain “forward-looking statements,” as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by the Company in conjunction with other factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements. Consequently, all forward-looking statements made herein are qualified by the cautionary language in the Company’s most recent Form 10-Q and other documents filed with the Securities and Exchange Commission.